UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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☑     Definitive Proxy Statement
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☐     Soliciting Material Pursuant to §240.14a-12
BRIGHAM EXPLORATION COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 31, 2007
To the Stockholders of Brigham Exploration Company:
Notice is hereby given that the Annual Meeting of Stockholders of Brigham Exploration Company, a Delaware corporation, will be held on Thursday, May 31, 2007, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the following purposes:
1.	To elect seven directors to serve until the Annual Meeting of Stockholders in 2008;

2.	To approve the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007;

3.
To consider and vote on a proposal to approve amendments to the 1997 Director Stock Option Plan to (i) increase the number of shares of Common Stock available under the Plan and (ii) extend the date of termination of the Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
Only stockholders of record at the close of business on April 24, 2007, are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.
You are cordially invited and urged to attend the meeting, but if you are unable to attend, please vote on the website, vote by telephone or sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.
By Order of the Board of Directors
/s/ Eric E. Sigsbey
Secretary
April 27, 2007
Austin, Texas

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 31, 2007
GENERAL INFORMATION
We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders of Brigham Exploration Company. The Annual Meeting of Stockholders will be held on Thursday, May 31, 2007, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730. In this proxy statement, Brigham Exploration Company is referred to as “we” or “us.” Definitive copies of this proxy statement and the enclosed proxy card are being mailed, on or about May 4, 2007, to common stockholders as of the record date, April 24, 2007.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Where and when is the Annual Meeting of Stockholders?
Our Annual Meeting of Stockholders will be held on Thursday, May 31, 2007, at 10:00 a.m., local time, at our offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Who may vote?
You may vote if you were the record holder of our common stock as of the close of business on April 24, 2007, the record date for the meeting. Each share of our common stock is entitled to one vote at the meeting. On the record date, there were 45,598,160 shares of common stock outstanding and entitled to vote at the meeting.
Stockholders have no dissenters’ rights or rights of appraisal under Delaware law or our Certificate of Incorporation or Bylaws in connection with Proposals One, Two or Three.
May I attend the Annual Meeting of Stockholders?
Yes. However, you may only vote if you were a record holder of our common stock as of the close of business on April 24, 2007, the record date for the meeting.
What am I voting on?
You are voting on:
•	the election of seven directors to serve until the Annual Meeting of Stockholders in 2008;

•	the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007;

•
the approval of the amendments to our 1997 Director Stock Option Plan to (i) increase the number of shares of Common Stock available under the Plan and (ii) extend the date of termination of the Plan; and

•	any other business properly coming before the meeting.
How does the Board recommend that I vote?
The Board recommends that you vote:
•	FOR the election of seven directors to serve until the Annual Meeting of Stockholders in 2008;

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

•	FOR the amendments to our 1997 Director Stock Option Plan.

Why should I vote?
Your vote is very important. Regardless of the number of shares you hold, the Board strongly encourages you to exercise your right to vote as a stockholder.
How do I vote?
You may vote by any of the following methods:
•
Vote on the Internet at the website for Internet voting. Simply follow the instructions included with the proxy card to vote your shares and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 30, 2007.

•
Vote by telephone using the toll-free number and instructions included with the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 30, 2007.

•
Vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board of Directors. If mailed, your completed and signed proxy card must be received by May 30, 2007.

•	You may attend and vote at the meeting. The Board recommends that you vote on the Internet, by telephone or by mail as it is not practical for most stockholders to attend and vote at the meeting.
Using one of these methods to vote your proxy card will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in street name (e.g., held in the name of a bank, broker, or other holder of record) you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the meeting.
If I vote by telephone or Internet, do I need to return my proxy card?
No.
If I vote by mail, telephone or Internet, may I still attend the meeting?
Yes.
Is my vote confidential?
Yes. All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.
Can I change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken by:
•	voting at a later time by Internet or telephone;

•	voting in person at the meeting; or

•	delivering to our Corporate Secretary a proxy with a later date or a written revocation of your proxy.
How many votes must be present to hold the meeting?
In order for us to hold our meeting, stockholders holding a majority of the shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is referred to as a quorum. If you attend our Annual Meeting of Stockholders and vote in person or if you properly return your proxy by Internet, telephone, or mail, your shares are counted as present at the meeting.
How many votes are needed to approve each of the proposals?
Proposal One will be approved if a plurality of the shares present in person or by proxy vote for the seven nominees. The approval of Proposal Two and Three require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Abstentions and broker non-votes will effectively count as a vote against the proposal.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?
We, on behalf of our Board of Directors, through our officers and employees, are soliciting proxies primarily by mail. Our directors, officers and regular employees, in person or by mail, telephone or telegram, may make solicitation without additional compensation. We may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by us.
Could other matters be decided at the meeting?
We are not aware of any matters that will be considered at the Annual Meeting of Stockholders other than those on the proxy card. However, if any other matters arise at the Annual Meeting of Stockholders, the persons named in your proxy will vote in accordance with their best judgment.
Where can I find the voting results of the meeting?
We will announce voting results at the meeting, and we will publish the final results in our quarterly report filed on the 10-Q for the second quarter of 2007. You can get a copy of this and other reports free of charge on our website at www.bexp3d.com or by contacting our Investor Relations Department at (512) 427-3300.
How can I communicate with the Board of Directors?
Stockholders may communicate with the members of our Board by submitting correspondence to our Secretary, Attention: Name of Board Member, Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730.

PROPOSAL ONE
ELECTION OF DIRECTORS
All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.
Pursuant to a Securities Purchase Agreement dated November 1, 2000, we are required to nominate one representative named by DLJMB Funding III, Inc., a Delaware corporation (Funding III) to serve as a member of the Board. On December 23, 2002, Funding III assigned its rights to designate a director to DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (MBP). Steven A. Webster was nominated by MBP and elected by the stockholders to the Board of Directors at the 2006 Annual Meeting of Stockholders. On March 27, 2007, Steven A. Webster resigned as a member of our Board of Directors. On March 29, 2007, MBP waived its right to nominate a representative to our Board of Directors in connection with the 2007 Annual Meeting of Stockholders since Mr. Webster has agreed to attend meetings of our Board of Directors in the capacity of a non-voting observer. Rather than fill his vacancy, we decreased the size of our Board of Directors from eight to seven members.
The seven director nominees of the Board are named below. Each of the nominees has agreed to serve as a director if elected. We have included below information about each of the nominees, including each nominee’s age as of March 31, 2007, their position with us, their business experience for at least the past five years and directorships of other publicly held companies.
The Board of Directors recommends that stockholders vote FOR the election of the nominees listed below.
Nominees for Director
Ben M. “Bud” Brigham, age 47, has served as our Chief Executive Officer, President and Chairman of the Board since we were founded in 1990. From 1984 to 1990, Mr. Brigham served as an exploration geophysicist with Rosewood Resources, an independent oil and gas exploration and production company. Mr. Brigham began his career in Houston as a seismic data processing geophysicist for Western Geophysical, Inc., a provider of 3-D seismic services, after earning his B.S. in Geophysics from the University of Texas at Austin. Mr. Brigham is the brother of David T. Brigham, Executive Vice President — Land and Administration.
David T. Brigham, age 46, joined us in 1992 and has served as a Director since May 2003 and as Executive Vice President — Land and Administration since June 2002. Mr. Brigham served as Senior Vice President — Land and Administration from March 2001 to June 2002, Vice President — Land and Administration from February 1998 to March 2001, as Vice President — Land and Legal from 1994 until February 1998 and as Corporate Secretary from February 1998 to September 2002 and as interim Corporate Secretary from April 3, 2007, until April 25, 2007. From 1987 to 1992, Mr. Brigham worked as an attorney in the energy section with Worsham, Forsythe, Sampels & Wooldridge. For a brief period of time before attending law school, Mr. Brigham was a landman for Wagner & Brown Oil and Gas Producers, an independent oil and gas exploration and production company. Mr. Brigham holds a B.B.A. in Petroleum Land Management from the University of Texas and a J.D. from Texas Tech School of Law. Mr. Brigham is the brother of Ben M. Brigham, Chief Executive Officer, President and Chairman of the Board.
Harold D. Carter, age 68, has served as a Director on our Board and as a consultant to us since 1992. Mr. Carter has more than 40 years experience in the oil and gas industry and has been an independent consultant since 1990. Prior to consulting, Mr. Carter served as Executive Vice President of Pacific Enterprises Oil Company (USA). Before that, Mr. Carter was associated for 20 years with Sabine Corporation, ultimately serving as President and Chief Operating Officer from 1986 to 1989. Mr. Carter consults for Associated Energy Managers, Inc. and is a director of Energy Partners Ltd., and a director of Abraxas Petroleum Corporation, both publicly traded oil and gas companies, and Longview Production Company, a private company. Mr. Carter has a B.B.A. in Petroleum Land Management from the University of Texas and has completed the Program for Management Development at the Harvard University Business School.
Stephen C. Hurley, age 57, has served as a Director on our Board since December 2002. Mr. Hurley is President of Hunt Oil Company and a member of the Hunt Oil Company Board of Directors. Prior to joining Hunt Oil, Mr. Hurley served as Chief Operating Officer, Executive Vice President and a member of the Board of Directors for Chieftain International, Inc. from September 1995 to August 2001. Mr. Hurley holds a Masters of Science degree in Geology from the University of Arkansas and an advanced degree in business studies from Harvard University.
Stephen P. Reynolds, age 55, has served as a Director on our Board since 1996. Mr. Reynolds is currently a private investor. Mr. Reynolds served as a special adviser to General Atlantic Partners, LLC and was associated with General Atlantic or its predecessor entities from April 1980 to 2000. From 1975 to 1980, Mr. Reynolds worked for Peat Marwick Mitchell, an accounting firm, that later merged to form KPMG LLP. There, he served as the Supervising Senior Accountant on the auditing staff where he was responsible for auditing businesses of various sizes. Mr. Reynolds holds a B.A. in Economics from Amherst College and a Masters Degree in Accounting from New York University.

Hobart A. Smith, age 70, has served as a Director on our Board since December 2002. Mr. Smith has been associated with Smith International, Inc. and its affiliates and predecessors, a products and services supplier to the oil and gas and petrochemical industries, in various capacities since 1965, including Vice President of Customer Relations, Assistant to the President and Vice President of Marketing. Since 1992, Mr. Smith has served as a consultant to Smith International, primarily in Customer Relations and Industry Affairs. Mr. Smith is also a director of Harken Energy Corp., a publicly traded oil and gas company. Mr. Smith has a degree in Business Administration from Claremont-McKenna College.
R. Graham Whaling, age 52, has served as a Director on our Board since June 2001. Mr. Whaling is currently self-employed having retired from Laredo Energy L.P in February 2007 after serving as Chairman, CEO and a director since 2001. Mr. Whaling is currently a director of Complete Production Services. Mr. Whaling has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies. From May 1999 to May 2001, Mr. Whaling was a Managing Director with a specialty group within CSFB Private Equity that makes investments in energy companies. From May 1998 until May 1999, Mr. Whaling was a Managing Director with Petrie Parkman & Co. Prior to that, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy where he managed the initial public offering and the spin-off of Santa Fe’s western division, a company called Monterey Resources. He was its Chairman and Chief Executive Officer until it was acquired by Texaco in 1997. Prior to 1997, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and CS First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm. Mr. Whaling received a B.S. degree in petroleum engineering from the University of Texas in 1977 and an M.B.A., with Distinction, from the Wharton School in 1987.
PROPOSAL TWO
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board recommends the approval of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP has been our independent registered accounting firm since 2006.
On June 15, 2006, the Audit Committee engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and dismissed PricewaterhouseCoopers LLP, our previous independent registered public accounting firm.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to their satisfaction, would have caused them to make reference thereto in its reports on the consolidated financial statements for such years.
PricewaterhouseCoopers LLP reports on our consolidated financial statements as of and for the years ended December 31, 2005 and 2004, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness as of December 31, 2004 regarding the lack of effective controls over the accounting for depletion expense and accumulated depreciation in accordance with accounting principles generally accepted in the United States of America. Such material weakness is described in Item 9A, the “Controls and Procedures” section of our Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee discussed the material weakness with PricewaterhouseCoopers LLP and authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of KPMG LLP concerning such material weakness. As described in our 2005 Annual Report on Form 10-K, we concluded that our disclosure controls and procedures, as well as our internal control over financial reporting, were effective as of December 31, 2005.
During the fiscal years ended December 31, 2005 and 2004, and through June 15, 2006, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-K.
Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although stockholder approval of the appointment of KPMG LLP is not required, the Board believes that it is appropriate to seek stockholder approval of this appointment. If the stockholders fail to approve the appointment, the Audit Committee and the Board will consider whether or not to retain that firm. Even if the appointment is approved, the Board, at its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interests of our stockholders.

During 2006, we incurred the following fees with KPMG LLP:

2006
Audit fees	$664,675
Audit related fees	—
Tax fees	30,600
All Other Fees	—

Total	$695,275
As mentioned above, our previous independent registered accounting firm was PricewaterhouseCoopers LLP. During 2006 and 2005, we incurred the following fees with PricewaterhouseCoopers LLP:

	2006	2005
Audit fees(1)	$294,247	$705,385
Audit related fees	—	—
Tax fees	—	—
All Other Fees(2)	1,599	1,599

Total	$295,846	$706,984

(1)
Includes $92,000 and $72,000 for 2006 and 2005, respectively, incurred for services performed in connection with our Registration Statements filed on Forms S-3, S-4, and S-8, respectively. Also includes $85,000 for 2006 related to our April 2006 9 5/8% Senior Notes due 2014 issuance.

(2)	These constituted fees for a research tool license.
During 2006 and 2005, we incurred the following audit fees with KPMG LLP and PricewaterhouseCoopers LLP:

	2006	2005
Audit fees	$958,922	$705,385
Audit related fees	—	—
Tax fees	30,600	—
All Other Fees	1,599	1,599

Total	$991,121	$706,984
Unless stockholders specify otherwise in the proxy, proxies solicited by the Board will be voted by the persons named in the proxy at the Annual Meeting of Stockholders to approve the appointment of KPMG LLP as our independent registered accounting firm for 2007.
The Board of Directors recommends that stockholders vote FOR the appointment of KPMG LLP.
PROPOSAL THREE
AMENDMENT TO THE 1997 DIRECTOR STOCK OPTION PLAN
The 1997 Director Stock Option Plan (the “1997 Director Plan”) was adopted by the Board of Directors of the Company and approved by the Company’s stockholders prior to the initial public offering of Brigham’s Common Stock in 1997. Pursuant to a resolution of the Board of Directors dated April 3, 2007, the Board approved a proposal to amend the 1997 Director Plan to: (i) change the number of shares available for issuance under the 1997 Director Plan from 430,000 shares of Common Stock to 1,000,000 shares of Common Stock; and (ii) to extend the date of termination from March 4, 2007 to March 4, 2017. The proposal to amend the 1997 Director Plan is subject to stockholder approval. The 1997 Director Plan is attached as Appendix A.
Reasons and Principal Effects of the Proposal
As of December 31, 2006, there were outstanding non-employee director stock options covering 419,500 shares of Common Stock under the 1997 Director Plan. Additionally, 2,300 shares of Common Stock remained available for future awards under the 1997 Director Plan. The primary purposes of the proposal is to continue the 1997 Director Plan by increasing the aggregate number of shares of Common Stock that may be issued under the 1997 Director Plan, which will allow the Company to attract and retain non-employee directors who can have a significant effect on our success, and to extend the term of the 1997 Director Plan to March 4, 2017. We anticipate that we will desire to issue additional options to acquire shares of Common Stock to attract and retain non-employee directors to facilitate the continued development and expansion of our business.
Description of the 1997 Director Plan
General. Pursuant to the 1997 Director Plan, non-employee directors are eligible to receive a grant of 20,000 stock options upon their initial election to the Board of Directors and a grant of 10,000 stock options on December 31 of each year. The stock options are non-qualified stock options. The price at which each share of Common Stock covered by an option may be purchased is equal to the mean between the high and low sales prices on the date of grant. If the market is closed on the grant date, the mean of the prior trading day high and low prices is used.

Administration. The 1997 Director Plan is administered by the Board of Directors. The Board has no authority, discretion or power to select the participants who will receive stock options, to set the number of shares to be covered by any Option, to set the exercise price of any Option or to set the period within which Options may be exercised, or to alter any other terms or conditions specified herein, subject to the express provisions of the 1997 Director Plan. Subject to the foregoing, the Board does have authority and power to adopt rules and regulations and to take such action as it shall consider necessary or advisable for the administration of the 1997 Director Plan and to construe, interpret and administer the 1997 Director Plan.
Eligibility. Non-employee directors who have not elected to decline to participate in the 1997 Director Plan are eligible to participate.
Adjustments. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in share of Common Stock, then (i) the number of shares of Common Stock reserved under the 1997 Director Plan, (ii) the number of shares of Common Stock covered by outstanding awards in the form of Common Stock, and (iii) the exercise price for such outstanding awards shall be increased or decreased proportionately. In the event of any other reclassification of the Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization, including a merger, consolidation or sale of assets, the Board shall make such adjustments as it deems appropriate in the number, purchase price and kind of shares covered by the unexercised portions of the Options granted under the 1997 Director Plan.
Amendment and Termination. The 1997 Director Plan originally provided that it would terminate (i) upon resolution by the Board of Directors or (ii) upon its tenth anniversary (which was March 4, 2007). The Board may amend, modify, or suspend the 1997 Director Plan, however, no such amendment, modification or suspension shall (i) impair any Options granted under the 1997 Director Plan or (ii) deprive any holder of any shares of Common Stock which such holder might have acquired through or as a result of the 1997 Director Plan. In addition, no such amendment or modification shall be made without the approval of the holders of the outstanding shares of capital stock of the Company where such amendment or modification would (i) increase the total number of shares of Common Stock as to which Options may be granted under the 1997 Director Plan or decrease the exercise price at which Options may be granted under the 1997 Director Plan, (ii) materially alter the class of persons eligible to be granted Options under the 1997 Director Plan, (iii) materially increase the benefits accruing to holders under the 1997 Director Plan or (iv) extend the term of the 1997 Director Plan or the vesting of the Options.
Federal Income Tax Consequences
The following summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the grant of awards to nonresident aliens depends upon a number of factors, including whether such grant is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of an award or shares acquired pursuant to an award also may have tax consequences under various state and foreign laws which may be applicable to certain participants. Since these tax consequences, as well as the federal income tax consequences described above, may vary from participant to participant depending upon the particular facts and circumstances involved, each participant should consult such participant’s own tax advisor with respect to the federal income tax consequences of the grant or exercise of an award, and also with respect to any tax consequences under applicable state and foreign laws.
The 1997 Director Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
Nonqualified Stock Options. No income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the price paid for such shares. Nonqualified stock options are designed to provide a deduction for the Company (subject to the deduction limitations described below) equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.
The basis of shares transferred to an optionee pursuant to exercise of a nonqualified stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, the optionee will recognize long-term or short-term capital gain or loss (depending on the optionee’s holding period with respect to such shares) equal to the difference between the amount realized on such sale and the basis of such shares.
If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the option that is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon such exercise will be taxable to the optionee as ordinary income. The optionee’s basis in the number of shares received in exchange for the shares delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon such exercise will be equal to the fair market value of the shares.

The nonqualified stock options granted pursuant to the 1997 Director Plan are designed to be exempt from the requirements of Section 409A of the Code and therefore no additional federal income tax is expected to arise on account of Code Section 409A as long as no modifications are made to the options that would cause them to fail the requirements for such exemption.
Limitations on Compensation Deductions. Section 162(m) of the Code limits the deduction that we may take for otherwise deductible compensation payable to certain executive officers to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the stockholders and meets certain other criteria. There is no assurance that awards made under the 1997 Director Plan will satisfy such requirements. However, we believe that it is unlikely that the limitations of Section 162(m) of the Code will apply to the options granted pursuant to the 1997 Director Plan.
Section 280G of the Code limits the deductibility of certain “parachute payments” to disqualified individuals by us. Generally, “parachute payments” consist of payments in the nature of compensation made in connection with a change in control. If any accelerated vesting or payment of awards occurs upon a change in control, such acceleration could give rise to a “parachute payment” subject to the deduction limitations of Section 280G of the Code. In addition, Section 4999 of the Code imposes a 20% nondeductible excise tax upon the disqualified individual receiving certain “parachute payments”.
The following table sets forth plan benefits to be awarded by the Company pursuant to the amendment to (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors and nominee directors who are not executive officers as a group, (iv) each associate of any such directors, executive officers or nominees, (v) each other person who received or is to receive 5% of such options and (vi) all employees, excluding all executive officers.
Plan Benefits Pursuant to Amendment
1997 Director Plan

Name	Dollar Value (a)	Number of Options (b)
Named Executive Officers:
Ben M. Brigham	$0	0
Eugene B. Shepherd, Jr.	0	0
Jeffrey E. Larson	0	0
David T. Brigham	0	0
A. Lance Langford	0	0
Executive Officers as a Group	0	0
Directors and Nominee Directors Who are Not Executive Officers	180,500	570,000
Each Associate of Any of Such Directors, Executive Officers or Nominees	0	0
Each Other Person Who Received or Is to Receive 5% of such Options	0	0
All Employees, Excluding Executive Officers	0	0

(a)
Dollar value for Directors and Nominee Directors represents the aggregate grant date fair market value of 2006 option awards of $36,100 for our five directors as discussed below in the Compensation Discussion and Analysis — Director Compensation. The number of directors excludes Steven A. Webster who resigned from our Board of Directors effective March 27, 2007 and whose position was not filled as our number of directors was reduced to seven.

(b)	The market value of the proposed shares using the April 25, 2007 closing price was $3,602,400.
The Board of Directors recommends that stockholders vote FOR the proposal to amend the 1997 Director Plan.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
In 2006, we adopted Corporate Governance Guidelines to assist the Board in exercising its responsibilities and to provide better communication of our policies to the public. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making, both at the Board and management level, with a view to enhancing long-term shareholder value. A copy of our Corporate Governance Guidelines may be found on our website at www.bexp3d.com.
Code of Business Conduct and Ethics
We adopted our Code of Business Conduct and Ethics in December 2002. A copy of our Code of Business Conduct and Ethics may be found on our website at www.bexp3d.com.

Board Independence
Our business and affairs are managed by and under the direction of our Board of Directors, which exercises all corporate powers and establishes broad corporate policies. In the opinion of the Board, and as “independent” is currently defined by the NASDAQ rules, a majority of the members of our Board are independent of management and free of any relationship that would interfere with their exercise of independent judgment.
The Board of Directors has affirmatively determined that Harold D. Carter, Stephen C. Hurley, Stephen P. Reynolds, Hobart A. Smith and R. Graham Whaling are independent.
The board has affirmatively determined that all of the members of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent as defined by Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934 and the NASDAQ rules.
Meetings and Committees of the Board of Directors
In 2006, our Board of Directors held five meetings, as well as conducted various other business through unanimous consents. Each director attended all of those meetings, except that Hobart A. Smith was unable to attend one of those meetings. The Audit Committee held eight meetings in 2006, as well as conducted other business through a unanimous consent. Each member of the Audit Committee attended all of those meetings. The Compensation Committee held three meetings in 2006, as well as conducted some other business through unanimous consents. All members of the Compensation Committee attended each meeting. The Nominations and Corporate Governance Committee met in April 2007 and recommended to the Board of Directors the nominees set forth in Proposal One. Each member of the Nominations and Corporate Governance Committee attended that meeting. Each director attended, either in person or by telephone conference, no fewer than 75% of the Board or committee meetings held while serving as a director or committee member in 2006. All members of the Board attended our 2006 Annual Meeting of Stockholders and the Board strongly recommends that each director attend our 2007 Annual Meeting of Stockholders.
The following table sets forth the members of each committee:

Committee
Nominating &
Name	Audit	Compensation	Corporate Governance
Ben M. Brigham
David T. Brigham
Harold D. Carter		X	X
Stephen C. Hurley		X	X
Stephen P. Reynolds	X		X
Hobart A. Smith	X
R. Graham Whaling	X	X
Nominating and Corporate Governance Committee
In March 2006, we expanded the Nominations Committee to the Nominating and Corporate Governance Committee in order to set guidelines for our officers and employees that encourage corporate responsibility and reinforce good business practices and to monitor our Code of Ethics and other corporate policies, procedures and processes. The Board viewed this change as the natural evolution of the pre-existing Nominations Committee which was formed in March 2003. The Nominating and Corporate Governance Committee adopted an amended charter in March 2006, a copy of which is available on our website at www.bexp3d.com.
Pursuant to the charter, the Nominating and Corporate Governance Committee is permitted to pay fees to third parties to identify or evaluate or assist it in identifying or evaluating potential director nominees, however, the Nominating and Corporate Governance Committee has not yet paid any such fees.
The minimum qualifications and specified qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for a director nominee to possess include the nominee’s integrity, business acumen, age, experience, commitment, diligence, lack of conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
The process employed by the Nominating and Corporate Governance Committee for identifying and evaluating nominees is as follows:
•	the collection of a list of potential nominees from, among others, management, board members and stockholder recommendations (either in advance of the annual meeting or from time to time);

•	the evaluation of potential conflicts;

•	interviews with a select group of nominees;

•	selection of a nominee most likely to advance the best interests of stockholders; and

•	the recommendation of the nominee for Board approval.
Pursuant to its charter, the Nominating and Corporate Governance Committee receives and considers all stockholder recommendations relating to the nomination of a member of the Board. The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders by following the same process and applying substantially the same criteria as for nominees selected by it. The Nominating and Corporate Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Corporate Secretary and received not less than 90 days in advance of our annual stockholder meeting.
Audit Committee
The Audit Committee’s primary responsibilities are:
•	To recommend our independent registered public accounting firm to our Board of Directors;

•
To review with our independent registered public accounting firm, the plan and scope of the independent registered public accounting firm’s annual audit, the results thereof and the independent registered public accounting firm’s fees;

•	To review our financial statements; and

•	To take such other action as it deems appropriate as to the accuracy and completeness of our financial records and our financial information gathering, reporting policies and procedures.
The Board of Directors adopted a written charter for the Audit Committee in March 2004. The charter is reviewed periodically to ensure that it meets all applicable legal and NASDAQ rules. A copy of our charter is available on our website at www.bexp3d.com.
In April 2007, the Board of Directors determined that each member of the audit committee is financially literate and Stephen P. Reynolds and R. Graham Whaling are Audit Committee financial experts as defined by the Securities and Exchange Commission (SEC).
Audit Committee Audit and Non-Audit Services Approval Policy
In accordance with the policies of our Audit Committee and the requirements of law, all services to be provided by our independent registered public accounting firm are pre-approved by the Audit Committee. Pre-approval is required for audit services, audit-related services, tax services and other services. Generally, pre-approvals are provided for up to a year, relate to a specific task or scope of work and are subject to a specific budget. To avoid certain conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services from their independent registered public accounting firm. We obtain these services from other service providers as needed. Moreover, we have historically restricted the use and scope of permissible non-audit services obtained from our independent registered public accounting firm. During the past two years, we have not utilized PricewaterhouseCoopers LLP for any non-audit related services. Prior to KPMG’s engagement, we did utilize them for tax services. Subsequent to KPMG’s engagement, we began utilizing Deloitte & Touche LLP for a majority of these tax services; however, we continue to utilize KPMG for a limited amount of tax services, all of which were approved in advance by the Audit Committee.
Report of the Audit Committee
To the Stockholders of Brigham Exploration Company:
As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the company’s financial statements.
Independence of Audit Committee Members. All of the members of the Audit Committee are independent as defined by Rule 4200(a)(15) of the National Association of Dealers listing standards and the most recent interpretations of those standards.
Review and Discussions. We have reviewed and discussed the audited financial statements with management. We have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS 90. Additionally, we have received the written disclosures and the letter from the independent auditors at KPMG LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors their independence.

Recommendation to Include Audited Financial Statements in Annual Report. Based on our discussions with management and our independent registered public accounting firm, and our review of the representation of management and the report of our independent registered public accounting firm to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in Brigham Exploration Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
Audit Committee:
Stephen P. Reynolds
Hobart A. Smith
R. Graham Whaling
Compensation Committee
The Compensation Committee exercises the power of the Board in connection with all matters relating to compensation of executive officers and the administration of our stock option programs. The Compensation Committee was formed in February 1997 and finalized its charter in April 2006. A copy of our charter is available on our website at www.bexp3d.com. See “Compensation Discussion and Analysis — Compensation Committee.”
Compensation Committee Interlocks and Insider Participation.
Members of our Compensation Committee are currently Harold D. Carter, Stephen C. Hurley and R. Graham Whaling. The Compensation Committee made all determinations concerning executive officer compensation for the last fiscal year. None of our executive officers has served on the Board of Directors or on the compensation committee for any other entity in which any member of our Board is an officer. See “Transactions with Related Persons” below for certain information regarding relationships between entities and us with whom members of our Compensation Committee are affiliated.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion recommended its inclusion in the Proxy Statement for the 2007 Annual Meeting to the Board of Directors.
April 27, 2007
Harold D. Carter
Stephen C. Hurley
R. Graham Whaling

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid during the last completed fiscal year to each of our executive officers who are listed as named executive officers in our Summary Compensation Table below. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.
The principal elements of our executive compensation program are base salary, cash bonuses, long-term equity incentives in the form of stock options and restricted stock, 401(k) matching and performance contributions, post-termination severance payments and acceleration of stock option and restricted stock vesting for named executive officers upon certain terminations of employment and/or a change of control of our company. Our philosophy is to position the aggregate of these elements at a level that will adequately compensate and retain our executive officers and is proportionate to companies of similar size and sustained performance.
Our named executive officers are:

Name	Title
Ben M. Brigham	Chief Executive Officer, President and Chairman of the Board
Eugene B. Shepherd, Jr.	Executive Vice President and Chief Financial Officer
Jeffrey E. Larson	Executive Vice President-Exploration
David T. Brigham	Executive Vice President-Land and Administration
A. Lance Langford	Executive Vice President-Operations
Compensation Committee
Our Compensation Committee administers our executive compensation program. In accordance with its charter and as required by law and the NASDAQ rules, the Compensation Committee is composed entirely of independent directors. The role of the Compensation Committee is to oversee our executive compensation and benefit plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to the named executive officers.
We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our Chief Executive Officer, aided by the Manager of Human Resources and/or the Executive Vice President of Land and Administration, conducts an annual benchmark review of our executive compensation, as well as the mix of elements used to compensate our named executive officers. The review is performed utilizing the most recent Mercer Energy Compensation Survey and the ECI Oil & Gas E&P Compensation Survey, as well as other executive compensation information available through filings made with the Securities and Exchange Commission by other oil and gas exploration companies. The Mercer Energy Compensation Survey contains data submitted by over 180 organizations involved in the oil and gas industry. The ECI Oil & Gas E&P Compensation Survey contains data submitted by almost 100 oil and gas exploration and production companies. In addition, we participated in and received a peer report prepared by ECI that contained additional compensation data for 30 companies we selected. We generally benchmark our executive compensation between the high and low range of compensation reported by the companies participating in the surveys. Additionally, due to the fact that the categories in the surveys do not always precisely match each officer’s job description, several ranges may be considered. In reviewing the industry surveys, we place greater emphasis on the compensation ranges established by oil and gas exploration companies within our general geographical area and revenue size.
As part of the annual compensation review process, each named executive officer prepares a self-evaluation regarding his respective accomplishments and contributions for the past year for the Compensation Committee. The self-evaluations and the survey information are provided by the Chief Executive Officer to the Compensation Committee along with compensation recommendations for each of the named executive officers with respect to the annual determinations of their base salaries. This information may also be considered by the Chief Executive Officer and the Compensation Committee in determining the cash bonuses for the named executive officers. These determinations are typically made at the beginning of the year subsequent to the compilation and analysis of the prior year’s financial and operational results. This information may also be used in connection with determinations regarding grants of restricted stock and stock options.
The Chief Executive Officer may or may not make recommendations regarding his own compensation. Our Chief Executive Officer does not vote on items before the Compensation Committee, however, the Compensation Committee solicits his views on compensation matters, including as they relate to the compensation of the other named executive officers and members of senior management reporting to the Chief Executive Officer.
In each case, once the Compensation Committee receives and reviews the supporting materials and the Chief Executive Officer’s recommendations as to named executive officer compensation, it meets with the Chief Executive Officer to discuss those recommendations. The Compensation Committee will then meet without the Chief Executive Officer to further discuss and analyze the recommendations and supporting materials before making a determination with respect to named executive officer compensation.

Compensation Philosophy
We believe that attracting and retaining key executive officers is paramount to our success. The Compensation Committee believes that compensation paid to the named executive officers should be aligned with our performance on both a short-term and long-term basis, while remaining competitive with that of our peer companies with whom we compete for executive talent. The Compensation Committee believes that compensation should be structured to ensure that a significant portion of the compensation opportunity is directly related to our success at efficiently growing stockholder net asset value, our stock performance and other factors that directly and indirectly influence stockholder value.
Compensation Program
Our total compensation program for the named executive officers has been designed to consist primarily of the following:
•	Base Salaries;

•	Cash Bonuses;

•	401(k) Matching and Performance Contributions;

•	Long-term Incentive Compensation consisting of stock options and restricted stock; and

•	Post-termination Compensation
For 2006, base salaries and bonuses comprised on average 64% and 33%, respectively, of cash compensation for our named executive officers. The 401(k) matching and performance contribution comprised the remaining 3% of our named executive officers cash compensation. These percentages vary depending on both the individual named executive officer’s performance and our performance. In determining how many stock options or shares of restricted stock to grant, we consider the amount of equity that will help retain and motivate the named executive officers in connection with a review of competitive compensation data and individual performance.
Summary Compensation Table
For Fiscal Year Ending December 31, 2006

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
& Principal Position	Year	($)	($)	($) (a)	($) (a)	($)	($) (b)	($) (c)	($)

Ben M. Brigham	2006	$367,500	$91,875	$62,756	$232,830	$85,312	$—	$15,230	$855,503
Chief Executive Officer, President and Chairman of the Board
Eugene B. Shepherd, Jr.	2006	251,260	101,820	62,756	325,740	37,689	—	11,402	790,667
Executive Vice President and Chief Financial Officer
David T. Brigham	2006	214,383	87,053	62,756	223,230	32,157	—	11,402	630,981
Executive Vice President — Land and Administration and Director
Jeffery E. Larson	2006	200,974	71,449	62,756	227,770	30,146	—	11,402	604,497
Executive Vice President — Exploration
A. Lance Langford	2006	207,081	73,620	62,756	227,770	31,062	—	11,402	613,691
Executive Vice President — Operations

(a)
Stock and option award values represent the compensation cost of awards recognized for financial statement purposes for 2006 under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006.

(b)	We do not maintain either a pension or a non-qualified deferred compensation plan.

(c)
All Other Compensation includes the 401(k) match outlined below in 401(k) Matching and Performance Contributions. Each of the Named Executive Officers’ All Other Compensation includes $10,500 in 401(k) matching and performance contributions, which is comprised of the base 25% contribution and the 45% performance match. All Other Compensation also includes di minimis perquisites of $4,370 for Ben M. Brigham and $902 for each of the other named executives.

Base Salaries
The base salaries paid to the named executive officers are viewed as the basic compensation for their services. Base salaries for our named executive officers are established based on the scope of their responsibilities, individual performance and experience, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that our executive base salaries should be within the range of salaries being paid to executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
Our Chief Executive Officer is the only named executive officer that has entered into an employment agreement with us. Pursuant to the agreement entered into in 1997, Mr. Brigham was initially entitled to receive a base salary of $275,000 and is eligible for increases in his annual base salary, not less frequently than once each fiscal year. The Compensation Committee undertakes the same process with respect to the consideration of increases in Mr. Brigham’s base salary as it does for the other named executive officers.
The base salaries paid to each of the named executive officers in calendar year 2006 are set forth in the Summary Compensation Table above.
Cash Bonuses
Cash bonuses are paid to the named executive officers upon the successful attainment of certain performance objectives on our part and in part on the named executive officer’s individual performance and accomplishments. In addition, the amount of the cash bonus award may be adjusted if, in the opinion of the Compensation Committee, additional amounts may be necessary in order to reward and/or retain the named executive officer. Such adjustments were made in connection with the cash bonuses earned in 2005 and paid in 2006 and for bonuses earned in 2006 and paid in 2007.
Named Executive Officers (excluding the Chief Executive Officer)
Our named executive officers’ performance objectives, excluding the Chief Executive Officer, are based upon the achievement of targeted levels of growth in EBITDA, growth in average daily production, and levels of proved developed drilling coverage (PV10% of proved developed reserves drilled/drilling capital) for the calendar year. Lower levels of success provide smaller bonuses than the higher levels. The objective is to provide a reasonable and optimal cash incentive for the named executive officers. The targeted levels for 2006 were:

1.	EBITDA (25% Factor):

	% of	Factor
	Gross	Multiple
EBITDA	Salary	Bonus	%
< $55,000,000	0%	.25	0.00%
$55,000,000 to $60,000,000	5%	.25	1.25%
$60,000,001 to $65,000,000	10%	.25	2.50%
$65,000,001 to $70,000,000	15%	.25	3.75%
$70,000,001 to $75,000,000	20%	.25	5.00%
$75,000,001 to $80,000,000	25%	.25	6.25%
$80,000,001 to $85,000,000	30%	.25	7.50%
$85,000,001 to $90,000,000	35%	.25	8.75%
$90,000,001 to $95,000,000	40%	.25	10.00%
$95,000,001 to $100,000,000	45%	.25	11.25%
$100,000,001 to $105,000,000	50%	.25	12.50%
>$105,000,000	60%	.25	15.00%
2.	Average Daily Production (25% Factor):

	% of	Factor
Average Daily Production	Gross	Multiple
(MMcfe)	Salary	Bonus	%
< 27	0%	.25	0.00%
27.00 to 29	5%	.25	1.25%
29.01 to 31	10%	.25	2.50%
31.01 to 33	15%	.25	3.75%
33.01 to 35	20%	.25	5.00%
35.01 to 37	25%	.25	6.25%
37.01 to 39	30%	.25	7.50%
39.01 to 41	35%	.25	8.75%
41.01 to 43	40%	.25	10.00%
43.01 to 45	45%	.25	11.25%
45.01 to 47	50%	.25	12.50%
>47	60%	.25	15.00%
3.	Proved Developed Drilling Coverage Ratio (50% Factor)

	% of	Factor
	Gross	Multiple
PD PV10% Drilling Coverage	Salary	Bonus	%
< 1.40	0%	.50	0.00%
1.40 to 1.60	5%	.50	2.50%
1.61 to 1.80	10%	.50	5.00%
1.81 to 2.00	15%	.50	7.50%
2.01 to 2.25	20%	.50	10.00%
2.26 to 2.50	25%	.50	12.50%
2.51 to 2.75	30%	.50	15.00%
2.76 to 3.00	35%	.50	17.50%
3.01 to 3.25	40%	.50	20.00%
3.26 to 3.50	45%	.50	22.50%
3.51 to 3.75	50%	.50	25.00%
3.76 to 4.00	55%	.50	27.50%
> 4.00	60%	.50	30.00%
For 2006 we achieved an EBITDA of approximately $85,301,000, Average Daily Production of approximately 36.8 Mmcfe, and a Proved Developed Drilling Coverage that was less than 1.40. As such, the performance cash bonus equaled 15% (8.75% + 6.25% + 0%) of the named executive officer’s gross salary.
In assessing the named executive officers’ performance, the Compensation Committee considers actual results for each of our performance objectives, compared to the goals established at the beginning of the year. In assessing performance, the Compensation Committee may also consider unforeseen or uncontrollable circumstances that occurred during the year that may have had an impact on the established goals. For each named executive officer, the Compensation Committee also considers the individual contributions and accomplishments during the prior year. The amount of the award may be adjusted if, in the opinion of the Compensation Committee, additional amounts are necessary to adequately reward and retain the named executive officer.

Additionally, our 2006 bonus plan provided for an additional $10,000 to be paid to each named executive officer in the event we accomplished average daily production of at least 41MMcfe per day and a minimum Proved Developed Drilling Coverage Ratio of at least 2.0.
Chief Executive Officer
Pursuant to his employment agreement, Mr. Brigham is entitled to receive a cash bonus in an amount not to exceed 75% of his annual base salary, two-thirds of which is to be determined by our satisfaction of certain performance-based criteria established by the Board of Directors, and one-third of which shall be determined at the discretion of the Board of Directors.
For 2006, performance criteria for the two-thirds portion of Mr. Brigham’s bonus included four factors. The first factor was proved developed drilling coverage (PV10% of proved developed reserves drilled/drilling capital), which had an initial 30% weighting. However, given that second factor had no weighting, the weighting of this factor was increased to 42.86% so that the total of the factors still equaled 100%. The achievement of a coverage of less than 1.5 provided for no bonus for this factor, while a 2.5 or greater coverage provided for a full bonus for this factor. For a coverage of between 1.5 and 2.5 the bonus amount is scaled proportionally between the two. For example, a 2.0 coverage would provide for a 50% bonus for this factor. For 2006, our proved developed coverage was estimated at approximately 1.4, and therefore it was below 1.5. As such, no bonus was earned for this performance factor.
The second factor was drilling expenditures, which had a 0% weighting if the coverage was 1.5 or less, a 20% weighting if the coverage was greater than 1.5 but not more than 2.0, and a 30% weighting if the coverage was greater than 2.0. In the event the weighting of this factor ended up below 30%, the other three factors would be grossed up proportionately such that the factors combined to equal 100%. This factor was intended to encourage the achievement of our budgeted goals for drilling investment during the year. The full bonus for this factor was set at the achievement of 95% of the planned drilling budget. Given that the estimated coverage for 2006 wells was approximately 1.4, and therefore below 1.5, this factor had no weighing. As such, the remaining three factors were grossed up proportionally to equal 100% as follows: factor one weighting of 42.86%; factor three weighting of 35.71%; and factor four weighting of 21.43%.
The third factor was the generation of new drilling locations in inventory for future drilling. This factor provided for a 25% weighting and no bonus for mediocre additions and a full bonus for the factor for excellent growth in inventory. However, since no performance bonus was allocated to the second factor, the weighting of this factor was increased to 35.71%. The Compensation Committee approved the full bonus allocation for this factor given the substantial drilling inventory potential added as a result of our substantial acreage investments in our emerging Rockies resource plays. The performance bonus paid for this factor was $65,625 ($367,500 salary * 35.71% weighting * 100% bonus allocation * 2/3 overall performance bonus allocation * 75% maximum bonus of total salary).
The fourth and final factor was all other factors taken together, with a 15% weighting and no bonus for mediocre performance and the same 15% weighting and a full bonus for excellent performance in this factor. This factor includes stock price, cash flow growth and similar measures. Stock price was intended to be the most significant component of this factor. However, since no performance bonus was allocated to the second factor, the weighting of this factor was increased to 21.43%. The Compensation Committee approved a 50% bonus allocation for this factor. The bonus paid for this factor was $19,687 ($367,500 salary * 21.43% weighting * 50% bonus allocation * 2/3 overall performance bonus allocation * 75% maximum of total salary).
The total performance based bonus earned in 2006 was $85,312 and was paid in March 2007.
As mentioned above, the performance based criteria determined two-thirds of Mr. Brigham’s 2006 bonus. The other one-third of his 2006 bonus was determined at the discretion of the Compensation Committee based on any other factors that it may deem to be relevant. Given that this discretionary element is one-third of the maximum bonus, and that the maximum bonus is limited to 75% of his salary, this portion of the bonus was therefore limited to 25% of Mr. Brigham’s gross salary. The Compensation Committee approved a full 25% discretionary bonus, which totaled $91,875. The discretionary bonus was paid in March 2007.
The Compensation Committee undertakes the process with respect to determination of Mr. Brigham’s cash bonus at the same time as it does the other named executive officers, subsequent to the compilation and following analysis of our prior year’s operational and financial results.
401(k) Matching and Performance Contributions
We match 25% of the pre-tax contributions our employees, including the named executive officers, make to our 401(k) plan. We also will make additional performance based matching contributions to our 401(k) plan upon our achievement of targeted levels of growth in EBITDA, growth in average daily production, and high levels of proved developed drilling coverage (PV10% of proved developed reserves drilled/drilling capital) for the calendar year. Total contributions by the named executive officers and us may not exceed limitations imposed by law on tax-qualified 401(k) plans. The targeted levels for 2006 were:

1.	EBITDA (25% Factor)

	% of
	Employee	Factor
	401(k)	Multiple
EBITDA	Contribution	Bonus	%
< $60,000,000	0%	.25	0.00%
$60,000,000 to $65,000,000	15%	.25	3.75%
$65,000,001 to $70,000,000	30%	.25	7.50%
$70,000,001 to $75,000,000	45%	.25	11.25%
$75,000,001 to $80,000,000	60%	.25	15.00%
$80,000,001 to $85,000,000	75%	.25	18.75%
$85,000,001 to $90,000,000	90%	.25	22.50%
$90,000,001 to $95,000,000	105%	.25	26.30%
$95,000,001 to $100,000,000	125%	.25	31.25%
$100,000,001 to $105,000,000	150%	.25	37.50%
$105,000,001 to $110,000,000	175%	.25	43.75%
>$110,000,000	200%	.25	50.00%
2.	Average Daily Production (25% Factor)

	% of
	Employee	Factor
Average DailyProduction	401(k)	Multiple
(MMcfe)	Contribution	Bonus	%
< 27	0%	.25	0.00%
27.00 to 28	15%	.25	3.75%
28.01 to 29	30%	.25	7.50%
29.01 to 31	45%	.25	11.25%
31.01 to 33	60%	.25	15.00%
33.01 to 35	75%	.25	18.75%
35.01 to 37	90%	.25	22.50%
37.01 to 39	105%	.25	26.30%
39.01 to 41	125%	.25	31.25%
41.01 to 43	150%	.25	37.50%
43.01 to 45	175%	.25	43.75%
>45	200%	.25	50.00%
3.	Proved Developed Drilling Coverage Ratio (50% Factor)

	% of
	Employee	Factor
	401(k)	Multiple
PD PV10% Drilling Coverage	Contribution	Bonus	%
< 1.60	0%	.50	0.00%
1.60 to 1.80	30%	.50	15.00%
1.81 to 2.00	40%	.50	20.00%
2.01 to 2.25	60%	.50	30.00%
2.26 to 2.50	80%	.50	40.00%
2.51 to 2.75	100%	.50	50.00%
2.76 to 3.00	120%	.50	60.00%
3.01 to 3.25	130%	.50	65.00%
3.26 to 3.50	140%	.50	70.00%
3.51 to 3.75	150%	.50	75.00%
3.76 to 4.00	175%	.50	87.50%
>4.00	200%	.50	100.00%

Again, for 2006 we achieved an EBITDA of approximately $85.3 million, Average Daily Production of approximately 36.8 MMcfe, and a Proved Developed Drilling Coverage that was less than 1.60. As such, the 401(k) performance match was 45% (22.5% + 22.5% + 0%) of the amount contributed by the named executive officer to his 401(k). Combined with the 25% 401(k) base match, the total 401(k) match was 70% of the amount contributed by the named executive officer to his 401(k).
Long Term Incentive Compensation
We believe that a high level of quality long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our 1997 Incentive Plan was established to provide our employees, including our named executive officers, with incentives to help align their interests with the interests of stockholders. We have historically elected to use stock options and restricted stock as the primary long-term equity incentive vehicles. The stock options and restricted stock provide long-term incentives for our named executive officers’ performance since their value is tied directly to our stock price and provide retention incentives with delayed vesting.
We have not adopted stock ownership guidelines, however, our stock compensation plans have provided the principal method for our executive officers to acquire equity in our company. The Compensation Committee believes that the vesting periods contained in the restricted stock and stock option awards made to the named executive officers provide assurance that the named executive officers will have sufficient equity holdings to provide incentive for performance.
Our 1997 Incentive Plan authorizes us to grant shares of restricted common stock and options to purchase shares of our common stock to our employees, directors and consultants, including our named executive officers. Our Compensation Committee oversees the administration of the 1997 Incentive Plan. Stock option grants are made to executive officers at the commencement of employment and generally on an annual basis thereafter. In addition, stock option grants are occasionally made following a significant change in job responsibilities, subsequent to a significant accomplishment benefiting us, or to meet other special retention objectives. The Compensation Committee reviews and approves stock option awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations.
On an annual basis, the Compensation Committee considers making additional awards of restricted stock to the named executive officers. The Compensation Committee relies primarily on stock option grants to provide equity incentives for the named executive officers, but does use restricted stock to a lesser extent. The Compensation Committee believes that limited grants of restricted stock are immediate compensation for the named executive officers that help provide retention incentive in the event that the Company’s stock price goes down for any reason.
The restricted stock and stock option awards typically vest incrementally over a five-year period or cliff vest at the end of the five-year period. The stock options generally expire seven years after the date of grant. The exercise prices for the stock options are set at the average of the high and low sales prices on the date of the grant. Neither restricted stock nor stock option awards are dated prior to the date of the Compensation Committee approval of the grant.
The dollar values of the stock options and shares of restricted stock granted to the named executive officers in calendar year 2006 are set forth in the Summary Compensation Table above and the number of stock options and shares of restricted stock granted to the named executive officers in calendar year 2006 are set forth in the Grants of Plan Based Awards Table below.

Grants of Plan Based Awards

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards (a)
								All Other	All Other
								Stock	Option			Grant Date
								Awards:	Awards:	Exercise or	Closing	Fair Market
								Number of	Number of	Base Price	Price on	Value of
								Shares of	Securities	of Option	Grant	Stock and
								Stock or	Underlying	Awards	Date	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	($/Share)	Awards
Name	Grant Date	($)	($) (b)	($)	(#)	(#)	(#)	(#)	(#)	(c)	(#)	($)

Ben M. Brigham	1/1/2006	$0	$85,312	$183,732				5,000				$58,700
	9/14/2006								60,000	$6.145	$6.060	184,200

Eugene B. Shepherd, Jr.	1/1/2006	0	37,689	150,756				5,000				58,700
	9/14/2006								70,000	$6.145	$6.060	214,900

David T. Brigham	1/1/2006	0	32,157	128,630				5,000				58,700
	9/14/2006								60,000	$6.145	$6.060	184,200

Jeffery E. Larson	1/1/2006	0	30,146	120,584				5,000				58,700
	9/14/2006								60,000	$6.145	$6.060	184,200

A. Lance Langford	1/1/2006	0	31,062	124,249				5,000				58,700
	9/14/2006								60,000	$6.145	$6.060	184,200

(a)	The company does not maintain equity incentive plans based on incentive thresholds. See All Other Stock Awards and All Other Option Awards for inclusion of restricted stock and option awards.

(b)	Amount represents 2006 performance based cash bonus paid in March 2007.

(c)
Option exercise price is equal to the mean between the high and low sales price on the date of grant. If the market is closed on the grant date, the mean of the prior trading day high and low prices is used.

====================================================================================================================================

The following table sets forth the outstanding equity awards of our named executive officers.
Outstanding Equity Awards
At Fiscal Year End December 31, 2006

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
			Equity					Equity	Market or
			Incentive					Incentive Plan	Payout
			Plan					Awards:	Value of
			Awards:				Market	Number of	Unearned
	Number of	Number of	Number of			Number of	Value of	Unearned	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Units or
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Ben M. Brigham	20,000			$3.688	10/27/2007	25,000	$182,750
	50,000			$3.325	7/27/2008
	90,000	60,000		$6.725	10/13/2010
	36,000	54,000		$8.835	9/23/2011
	8,000	32,000		$12.310	10/10/2012
		60,000		$6.145	9/14/2013
Eugene B. Shepherd, Jr.	120,000	30,000		$4.200	6/10/2009	25,000	182,750
	90,000	60,000		$6.725	10/13/2010
	32,000	48,000		$8.835	9/23/2011
	8,000	32,000		$12.310	10/10/2012
		70,000		$6.145	9/14/2013
David T. Brigham	10,000			$3.325	7/27/2008	25,000	182,750
	20,000	5,000		$4.805	5/23/2009
	75,000	50,000		$6.725	10/13/2010
	24,000	36,000		$8.835	9/23/2011
	9,000	36,000		$12.310	10/10/2012
		60,000		$6.145	9/14/2013
Jeffery E. Larson	10,000			$3.325	7/27/2008	25,000	182,750
	20,000	5,000		$4.805	5/23/2009
	75,000	50,000		$6.725	10/13/2010
	24,000	36,000		$8.835	9/23/2011
	10,000	40,000		$12.310	10/10/2012
		60,000		$6.145	9/14/2013
A. Lance Langford	10,000			$3.325	7/27/2008	25,000	182,750
	10,000	5,000		$4.805	5/23/2009
	50,000	50,000		$6.725	10/13/2010
	24,000	36,000		$8.835	9/23/2011
	10,000	40,000		$12.310	10/10/2012
		60,000		$6.145	9/14/2013

The number and value of options and stock acquired by Brigham’s named executive officers in 2006 are set forth in the following table.
Options Exercised and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of Shares	Value Realized	Shares Acquired	Value Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Ben M. Brigham	—	—	5,000	$58,700
Eugene B. Shepherd, Jr.	—	—	5,000	58,700
David T. Brigham	—	—	5,000	58,700
Jeffery E. Larson	—	—	5,000	58,700
A. Lance Langford	—	—	5,000	58,700
Post Termination Compensation
Accelerated Vesting of Stock Options and Restricted Stock
Change of Control Agreements
Each of the named executive officers, other than Ben M. Brigham, has entered into a separate Change of Control Agreement with us providing for automatic vesting of all stock options held by the named executive officer upon the occurrence of a Change of Control and execution of a general release in our favor.
A Change of Control will generally be deemed to have occurred if (A) any “affiliates” and “associates” of a person, together with any nominees or appointees of such person (other than Ben or Anne Brigham, us or any entity or plan established by us) constitute at least 51% of members of our Board of Directors, (B) our stockholders approve a transaction with respect to which persons who were our stockholders immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors, (C) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets and following such transaction we do not continue our business following substantially the same business plan or we are to be dissolved and liquidated or (D) any person becomes the beneficial owner directly or indirectly, of our securities representing in the aggregate 50% or more of either the then outstanding shares of common stock or the voting securities, in either such case other than solely as a result of acquisitions of such securities directly from us.
Chief Executive Officer Employment Agreement
Pursuant to Mr. Brigham’s Employment Agreement, upon termination for Good Reason or without Cause, all unvested shares of restricted stock held by Mr. Brigham shall vest. Cause is generally defined as (A) the willful and continued failure to substantially perform his duties or (B) the willful engaging in misconduct which is materially injurious to us, monetarily or otherwise. Good Reason is generally defined as (A) a failure by us to comply with any material provision of the Employment Agreement which is not been cured within 30 working days, (B) any purported termination of employment which is not effected pursuant to a valid notice of termination, or (C) a material reduction or diminution of Mr. Brigham’s position, titles, offices, responsibilities or status without Cause and without his express written consent.
Restricted Stock Agreements
Death
Upon a named executive officer’s termination of employment due to death, any shares of restricted stock held by the named executive officer that have not vested shall be deemed to have vested as of the date of the named executive officer’s death.
Disability or Just Cause
A portion of any unvested shares of restricted stock held by a named executive officer shall vest upon his termination of employment due to a Disability or involuntary termination of the named executive officer by us for reasons other than Just Cause. Disability is generally deemed to have occurred if, in the good faith judgment of the Compensation Committee, the named executive officer has become unable to continue the proper performance of his duties on a full-time basis as a result of his physical or mental incapacity. Just Cause generally includes conduct by the named executive officer that constitutes willful misconduct or gross negligence in the performance of his duties; fraud, dishonesty, or a criminal act; embezzlement of funds or misappropriation of other property, any act or conduct that, in the good faith opinion of the Board of Directors or the President, is materially detrimental to us or reflects unfavorably on us or the named executive officer to such an extent that our best interests reasonably require the named executive officer’s discharge.

Upon such an event, a ratable portion of the number of restricted shares held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of shares that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last date of termination of a restricted period and a denominator equal to the total number of months between the last date of termination of a restricted period and the next scheduled termination date, and rounding to the closest whole number. The restricted period applicable to such ratable portion shall terminate.
Fundamental Change or Change of Control
If either (A) Ben M. Brigham is no longer both the Chief Executive Officer and Chairman of the Board, or (B) any person becomes the beneficial owner, directly or indirectly, of our securities representing in the aggregate forty-nine percent (49%) or more of either the then outstanding shares of our common stock or our voting power, in either such case, and the named executive officer’s employment is involuntarily terminated within two years, then immediately upon such termination, any unvested restricted shares shall be forfeited and assuming availability under the current incentive plan, the named executive officer shall receive a new separate grant of fully vested and unrestricted common stock of the same number of shares as covered by the Restricted Stock Agreement.
The following table summarizes the number and value of restricted shares that vest upon a fundamental change or change in control. Value is calculated using a year-end market price of $7.31 per share.

	Restricted Shares that	Value of Shares
	Vest Upon Change of	Realized Upon Change
	Control	of Control
Name	(#)	($)
Ben M. Brigham	25,000	182,750
Eugene B. Shepherd, Jr.	25,000	182,750
David T. Brigham	25,000	182,750
Jeffery E. Larson	25,000	182,750
A. Lance Langford	25,000	182,750
Stock Option Agreements
Death, Disability and Certain Terminations
Upon a named executive officer’s termination of employment due to death or disability or involuntary termination by us for reasons other than fraud, dishonesty or other acts which our Board of Directors determines are materially detrimental to us, a portion of any unvested stock options held by a named executive officer shall vest.
Upon such an event, a ratable portion of the number of stock options held by the named executive officer that were due to vest next will be deemed to have vested. The ratable portion shall be determined by multiplying the number of stock options that were due to vest next by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator equal to the total number of months between the last vesting date and the next scheduled vesting date, and rounding to the closest whole number.
Fundamental Change
If as a result of any merger or acquisition transaction involving the issuance or redemption of our equity interests, more than 50% of such equity interests is owned by a party other than certain of our affiliates, then immediately prior to such event, all unvested stock options will vest.

The following table summarizes the number and value of options for which vesting is accelerated upon a fundamental change. Value is calculated using the year-end market price of $7.31 per share less the exercise price times the number of options. Options that are out of the money are not included for valuation purposes.

	Number of Securities
	Underlying Options		Value of Options
	Vesting Upon Change	Option Exercise	Realized Upon
	of Control	Price	Change of Control
Name	(#)	($)	($)
Ben M. Brigham	60,000	$6.725	$35,100
	54,000	$8.835	$—
	32,000	$12.310	$—
	60,000	$6.145	$69,900

Total			$105,000

Eugene B. Shepherd, Jr.	30,000	$4.200	$93,300
	60,000	$6.725	$35,100
	48,000	$8.835	$—
	32,000	$12.310	$—
	70,000	$6.145	$81,550

Total			$209,950

David T. Brigham	5,000	$4.805	$12,525
	50,000	$6.725	$29,250
	36,000	$8.835	$—
	36,000	$12.310	$—
	60,000	$6.145	$69,900

Total			$111,675

Jeffery E. Larson	5,000	$4.805	$12,525
	50,000	$6.725	$29,250
	36,000	$8.835	$—
	40,000	$12.310	$—
	60,000	$6.145	$69,900

Total			$111,675

A. Lance Langford	5,000	$4.805	$12,525
	50,000	$6.725	$29,250
	36,000	$8.835	$—
	40,000	$12.310	$—
	60,000	$6.145	$69,900

Total			$111,675

Severance Benefits
Change of Control Agreements
In addition, the Change of Control Agreements provide for certain severance benefits for named executive officers, other than the Chief Executive Officer, following a Change of Control and the occurrence of a Termination Event. A Termination Event is defined as either termination of employment by us without Cause or termination by the named executive officer with Good Reason.
Cause is generally defined as (A) the named executive officer’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime causing substantial harm to us or our affiliates, (B) the willful and continued failure by the named executive officer to substantially perform his duties or (C) the willful engaging by the named executive officer in misconduct which is materially injurious to our interests.
Good Reason is generally defined as (A) a material change in the nature or scope of the named executive officer’s duties from those immediately prior to the date on which a Change of Control occurs, (B) a reduction in the named executive officer’s annual base salary provided immediately prior to a Change of Control, (C) a material diminution in the named executive officer’s eligibility to participate in, or in the benefits provided to the named executive officer, under any bonus, stock option or other incentive compensation plans or employee welfare and pension benefit plans from that provided immediately prior to the date on which the Change of Control occurs or (D) any required relocation of the named executive officer of more than thirty miles from the location where he was based.
Provided the named executive officer executes a general release in our favor, the severance benefits payable following a Change of Control and Termination Event include (A) the payment of a sum equal to two times the named executive officer’s annual base salary, (B) continued participation in our life and disability insurance plans for a period of 18 months or if earlier, until such time as the named executive officer obtains other employment, (C) reimbursement of COBRA premiums for medical and dental insurance plans until such time as the named executive officer obtains other employment and (D) payment of all reasonable legal fees and expenses incurred by the named executive officer in seeking to obtain or enforce any right or benefit under the Change of Control Agreement.

Additionally, if in our determination, the total sum of (i) the payments and benefits to be paid or provided to a named executive officer under the Change of Control Agreement are considered to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) any other payments and benefits which are considered to be “parachute payments,” to be paid or provided to a named executive officer (the “Total Amount”) exceed the amount such named executive officer can receive without having to pay excise tax with respect to all or any portion of such payments or benefits under Section 4999 of the Code, then the amount payable to the named executive officer shall be reduced to the greater of zero or the highest amount which will not result the named executive officer having to pay excise tax with respect to any payments and benefits under Section 4999 of the Code (the “Reduced Amount”); provided, however, that in the event that the Reduced Amount minus any and all applicable federal, state and local taxes is less than the Total Amount minus any and all applicable federal, state and local taxes, then the reduction of the amount payable to the named executive officer shall not be made.
Chief Executive Officer Employment Agreement
Mr. Brigham’s Employment Agreement provides for severance benefits in the event that he terminates his own employment with us for Good Reason or if we terminate his employment other than for Cause. The severance benefits to be to paid to Mr. Brigham are a sum equal to (A) the amount of his annual base salary that he would have received during the remainder of his employment term under the Agreement, plus (B) an amount equal to the average annual bonus received during the immediately preceding two years, multiplied by the number of years in the remainder of his employment term. Mr. Brigham’s Employment Agreement contains an automatic revolver such that there will never be less than 3 years left in its term.
The following table summarizes the severance, health and life and disability benefits payable to our named executive officers following a Change in Control and Termination Event and to our Chief Executive Officer if we terminate for Good Reason or other than Cause.
Potential Post-Employment Severance Payments
At December 31, 2006

	Estimated		All Other
	Severance Pay	Health Benefits	Benefits	Total
Name	($)	($)(a)	($)(a)	($)
Ben M. Brigham	$1,644,000	$25,043	$1,040	$1,670,083
Eugene B. Shepherd, Jr.	502,520	25,043	1,040	528,603
David T. Brigham	428,765	25,043	1,040	454,848
Jeffery E. Larson	401,947	8,944	2,579	413,470
A. Lance Langford	414,162	25,043	1,040	440,245

(a)	Health and All Other Benefits calculated using the name executive officers benefit elections in place as of December 31, 2006.
Perquisites
Pursuant to our Chief Executive Officer’s employment agreement, we purchase life and long-term disability insurance for Mr. Brigham in addition to the life and long-term disability provided to all other employees, including the named executive officers.
The dollar value of the premiums paid for the additional life and long-term disability insurance for Mr. Brigham are set forth in the Summary Compensation Table above.
Income Tax Considerations
Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the chief executive officer or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Code. We believe that the stock option awards under the 1997 Incentive Plan qualify as performance-based compensation and are not subject to any deductibility limitations under Code Section 162(m). However, salary and bonuses paid to the executive officers and restricted stock grants made pursuant to the 1997 Incentive Plan are not exempt from this limit.
We consider deductibility in the design and administration of our other executive compensation plans and programs. However, we believe that it is in our best interests and the best interest of our stockholders that we retain flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with our strategic goals.
Section 280G of the Code limits the tax deductibility by corporations of amounts paid to certain persons that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payments. Parachute payments arise with regard to payments made to executives in connection with a transaction that gives rise to a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. Parachute payments become excess parachute payments if the total amount of such payments exceed a certain threshold amount. Examples of types of payments that could give rise to parachute payments are accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon termination of employment in connection with a change of control.

Director Compensation
Only non-employee directors are compensated for serving on our Board. These directors receive an annual retainer of $10,000 per year and $2,500 per meeting attended in person or $1,000 per meeting attended by phone. In addition, directors that are members of a committee of the Board receive $1,000 for each committee meeting they attend in person or by phone. We also reimburse these directors for the expenses incurred in connection with attending meetings of the Board and its committees.
Effective January 1, 2007, non-employee director compensation was modified. These directors will receive an annual retainer of $23,000 per year and $2,500 per meeting attended in person or $1,000 per meeting attended by phone. Members of committees will receive $1,100 per meeting attended in person or by phone. The Chairman of the Audit Committee will receive an annual retainer of $10,500 and other members of the Audit Committee will receive a $5,000 annual retainer. The Chairman of the Compensation Committee will receive an annual retainer of $5,200 and other members of the committee will receive a $4,000 annual retainer.
Pursuant to our 1997 Director Stock Option Plan, each newly elected non-employee director is granted an option to purchase 20,000 shares of our common stock. In addition, each non-employee director receives an option to purchase 10,000 shares of our common stock on December 31 of each year. The options under the plan are granted at fair market value on the grant date and become exercisable, subject to certain conditions, in five equal annual installments on the first five anniversaries of the grant date. The options terminate seven years from the grant date, unless terminated sooner. Options to purchase 60,000 shares of our common stock were granted in 2006 to our six non-employee directors pursuant to the 1997 Directors Stock Option Plan.
The following table summarizes the annual compensation for our non-employee directors during 2006.
Director Compensation for Fiscal Year-End
December 31, 2006

					Change in Pension
	Fees				Value and Non-
	Earned or			Non-Equity	Qualified Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (a)	($)	($)	($)(b)	($)
Harold D. Carter	$25,000	$—	$51,731	$—	$—	$37,203	$113,934
Stephen C. Hurley	25,000	—	50,340	—	—	3,732	79,072
Stephen P. Reynolds	30,000	—	51,731	—	—	7,203	88,934
Hobart A. Smith	28,000	—	50,340	—	—	1,732	80,072
Steven A. Webster (c)	19,500	—	51,731	—	—	1,732	72,963
R. Graham Whaling	32,000	—	51,960	—	—	3,732	87,692

(a)
Option award value represents the compensation cost of awards recognized for financial statement purposes for 2006 under Statement of Financial Accounting Standards No. 123 as revised (FAS 123R). Assumptions utilized to determine FAS 123R values can be found in Note 13 Stock Based Compensation included in our Notes to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2006. Each director received 10,000 options on December 31, 2006. The grant date fair market value of these awards as calculate per FAS 123R was $36,100 per director.

(b)	For Harold D. Carter, All Other Compensation includes $30,000 in fees earned as a consultant to us on various aspects of our business and strategic issues.

(c)	Steven A. Webster resigned from our Board of Directors effective March 27, 2007.
OTHER MATTERS
The Board does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides information concerning (i) the only persons known by us, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) and/or Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), to own beneficially in excess of 5% of the common stock as of March 31, 2007, and (ii) the shares of common stock beneficially owned, as of March 31, 2007, by each current director, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all current directors and executive officers as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

	Shares
	Beneficially	Options
	Owned	Exercisable	Total Shares
	Excluding	Within	Beneficially	Percent
Name(1)	Options	60 days	Owned (2)	of Class
Certain Beneficial Owners:
DLJ Merchant Banking Partners III, L.P. and affiliate funds (3)	7,509,882	—	7,509,882	16.5%
Lazard Asset Management LLC (4)	2,528,019	—	2,528,019	5.6%

Directors and Executive Officers (1):
Ben M. Brigham(5)	2,905,416	204,000	3,109,416	6.8%
David T. Brigham(6)	104,704	143,000	247,704	*
A. Lance Langford(7)	33,367	109,000	142,367	*
Jeffery E. Larson(7)	28,793	144,000	172,793	*
Eugene B. Shepherd, Jr.(7)	38,468	250,000	288,468	*
Harold D. Carter(8)	316,193	37,000	353,193	*
Stephen C. Hurley	0	36,000	36,000	*
Stephen P. Reynolds	69,527	37,000	106,527	*
Hobart A. Smith	6,000	30,000	36,000	*
R. Graham Whaling	0	37,500	37,500	*

All current directors and executive officers as a group (10 persons)	3,430,068	1,027,500	4,457,568	9.8%

*	Represents less than 1%.

(1)	Unless otherwise indicated, the business address of each director and executive officer is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730.

(2)
According to SEC rules, beneficial ownership includes shares as to which the individual or entity has voting power or investment power and any shares, which the individual has the right to acquire within 60 days of March 31, 2007 through the exercise of any stock option or other right.

(3)	DLJ Merchant Banking, together with its affiliated funds (as listed below), beneficially own the following:

Funds that Hold	Common Shares
DW Merchant Banking III, L.P.	5,323,571
DLJ ESC II, L.P.	1,021,361
MBP III Plan Investors, L.P.	562,120
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III, C.V.	290,460
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-1, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general partner of DLJ Offshore Partners III-1, C.V.	97,063
FUNDING III	91,131
DLJ Merchant Banking III, Inc., as advisors general partner on behalf of DLJ Offshore Partners III-2, C.V., and attorney-in-fact for DLJ Merchant Banking III, L.P., as associate general Partner of DLJ Offshore	69,142
DLJ MB Partners III GmbH & Co., KG	45,873
Millennium Partners II, L.P.	9,161
Credit Suisse (“Credit Suisse”), a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA), Inc., a Delaware corporation (“CS-USA”). The entities discussed in the above table are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group (CSG). Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries, including Credit Suisse’s asset management business. Credit Suisse’s asset management business disclaims beneficial ownership of shares of common stock beneficially owned by CSG and any of CSG’s and the Bank’s other business units. The business address for Credit Suisse is 11 Madison Avenue, New York, New York, 10010.

(4)	The business address for Lazard Asset Management is 30 Rockefeller Plaza 59th floor, New York, NY 10112..

(5)
Shares beneficially owned include 1,156,303 shares owned by Ben M. Brigham and 1,130,065 owned by Anne L. Brigham, 25,000 shares of unvested restricted stock owned by Ben M. Brigham, 10,312 shares owned by Brigham Parental Trust I (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Ben Brigham’s mother), 11,336 shares owned by Brigham Parental Trust II (of which Mr. and Mrs. Brigham are the trustees and which is for the benefit of Anne Brigham’s parents), 250,000 shares owned by the Ben M. Brigham Grat U/a June 7, 2006 Trust, 250,000 shares owned by the Anne L. Brigham Grat U/a June 7, 2006 Trust, and 72,400 shares held by David T. Brigham, as custodian for each of Mr. and Mrs. Brigham’s five children.

(6)	Shares beneficially owned include the following: 25,000 shares of unvested restricted stock, and 72,400 shares held as a custodian for the children of Ben M. Brigham and Anne L. Brigham.

(7)	Shares beneficially owned include 25,000 shares of unvested restricted stock.

(8)	Shares beneficially owned included 800 shares owned by Harold D. Carter and 315,393 owned by Harold D. Carter’s Family Trust.
Compliance with Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 Act requires our directors and officers, and persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, officers and more than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, officers and persons who own more than 10% of our outstanding common stock were met.
TRANSACTIONS WITH RELATED PERSONS
In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course of business and on an arms-length basis. We are in the process of adopting formal policies to review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. It is anticipated that our Nominations and Corporate Governance Committee or Board (if appropriate) will review and approve or ratify any related person transaction that is required to be disclosed. It is anticipated that this review will include the following:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.
It also anticipated that any director who is a related person with respect to a transaction under review will not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director will be counted in determining the presence of a quorum at the meeting where the transaction is considered.
Previously, we had developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. These transactions were reviewed by persons independent from the related parties and then further reviewed with our Chief Financial Officer, who was also an independent party.

In connection with land work necessary for certain of our 3-D exploration, drilling and development operations, we engage Brigham Land Management (BLM), an independent company owned and managed by Vincent M. Brigham, a brother of Ben M. Brigham, who is our Chief Executive Officer, President and Chairman of the Board, and David T. Brigham, who is a director and our Executive Vice President-Land and Administration. During 2006, we compared rates charged by BLM against the rates being charged by other consulting field land brokers and found BLM’s rates to be consistent with others being charged in the industry. BLM specializes in conducting the necessary field land work relating to 3-D seismic exploration activities and to drilling and development activities. BLM performs these services using their employees and independent contractors. During 2006, we incurred costs charged by BLM of approximately $4.1 million. Other participants in our 3-D seismic projects reimbursed us for a portion of these amounts. At December 31, 2006, we owed BLM $300,000. In connection with our planned capital expenditure budget for 2007, we expect that the amounts paid to BLM for land services will be somewhat less than those paid in 2006.
From time to time, in the normal course of business, we have engaged a service company in which Mr. Hobart Smith, one of our current directors, owns stock and serves as a consultant. We paid a total of $1.9 million to the service company during 2006 and at December 31, 2006, we owed them approximately $77,000.
STOCKHOLDER PROPOSALS
It is contemplated that the Annual Meeting of Stockholders in 2008 will take place during the fourth week of May or the first week in June 2008. Stockholder proposals for inclusion in our proxy materials for the Annual Meeting of Stockholders in 2008 must be received at our principal executive office in Austin, Texas, addressed to the Secretary of Brigham Exploration Company, not later than January 1, 2008.
With respect to stockholder proposals which are not intended to be included in our proxy materials, our bylaws provide that notice of any such stockholder proposal nominating persons for election to the Board must be received at our principal executive office not later than 90 days prior to the Annual Meeting of Stockholders; and all other stockholder proposals must be received not less than 60 nor more than 120 days prior to the meeting.

Appendix A
BRIGHAM EXPLORATION COMPANY
1997 DIRECTOR STOCK OPTION PLAN
(as amended on April 3, 2007)
I. PURPOSE
It is the purpose of the Plan to promote the interests of the Company and its stockholders by attracting and retaining qualified directors by giving them the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress. The Options granted hereunder shall not be qualified as “incentive stock options” within the meaning of Section 422(b) of the Code.
II. DEFINITIONS
As used herein the following terms have the following meanings:
(a) “Board” means the Board of Directors of the Company.
(b) “Chairman of the Board” means the director elected to the position of Chairman of the Board by the Board.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Common Stock” means the $.01 par value Common Stock of the Company.
(e) “Company” means Brigham Exploration Company, a Delaware corporation.
(f) “Effective Date” means March 4, 1997, which shall be the date on which the Plan shall be effective.
(g) “Eligible Director” means an individual who (i) is on the Effective Date, or thereafter becomes, a member of the Board, (ii) is neither an employee nor an officer of the Company or any direct or indirect majority-owned subsidiary of the Company and (C) has not elected to decline to participate in the Plan pursuant to the following sentence. A director otherwise eligible to participate in the Plan may make an irrevocable, one-time election, by written notice to the Company within ten days after his or her initial election to the Board, or, in the case of the directors in office on the Effective Date, within ten days prior to the Effective Date, to decline to participate in the Plan. For purposes of the Plan, “employee” shall mean an individual whose wages are subject to the withholding of federal income tax under Section 3402 of the Code, and “officer” shall mean an individual elected or appointed by the Board or the board of directors of the subsidiary, as the case may be, or chosen in such other manner as may be prescribed in the bylaws of the Company or the subsidiary, to serve as such.
(h) “Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq National Market, or, if not reported by the Nasdaq National Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined in good faith by the Board for such purpose.
(i) “Holder” means an Eligible Director to whom an Option has been granted under the Plan.
(j) “Initial Options” means those options granted to each Eligible Director who becomes a member of the Board automatically on the date of his or her initial election as a director of the Company.
(k) “Option” means any option to purchase shares of Common Stock granted pursuant to the provisions of the Plan, including Initial Options and Subsequent Options.
(l) “Plan” means this Brigham Exploration Company 1997 Director Stock Option Plan.

(m) “Subsequent Options” means those options granted automatically as of December 31 of each year to each Eligible Director who is serving the Company as a director on such date beginning December 31, 1997.
III. ADMINISTRATION
The Plan shall be administered by the Board. The Board shall have no authority, discretion or power to select the participants who will receive Options, to set the number of shares to be covered by any Option, to set the exercise price of any Option or to set the period within which Options may be exercised, or to alter any other terms or conditions specified herein, except in the sense of administering the Plan subject to the express provisions of the Plan and except in accordance with Section 6.02 hereof. Subject to the foregoing limitations, the Board shall have authority and power to adopt such rules and regulations and to take such action as it shall consider necessary or advisable for the administration of the Plan, and to construe, interpret and administer the Plan. The decisions of the Board relating to the Plan shall be final and binding upon the Company, the Holders and all other persons. No member of the Board shall incur any liability by reason of any action or determination made in good faith with respect to the Plan or any stock option agreement entered into pursuant to the Plan.
IV. OPTIONS
4.01 Participation. Each Eligible Director who does not elect to decline to participate in the Plan pursuant to paragraph (g) of Article II hereof shall be granted an Option to purchase Common Stock under the Plan on the terms and conditions herein described.
4.02 Terms and Conditions of Options; Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written stock option agreement entered into by the Company and the Holder to whom the Option is granted, which agreement shall include, incorporate or conform to the following terms and conditions, and such other terms and conditions not inconsistent therewith or with the terms and conditions of the Plan as the Board considers appropriate in each case:
(a) Option Grant Dates. An Option shall be granted (i) to each Eligible Director who becomes a member of the Board after the Effective Date automatically on the date of his or her initial election as a director of the Company (an “Initial Option”), provided that such person does not elect to decline to participate in the Plan pursuant to paragraph (g) of Article II hereof, and (ii) automatically as of December 31 of each year to each Eligible Director who is serving the Company as a director on such date, beginning December 31, 1997 (a “Subsequent Option”). The date of grant of an Option pursuant to the Plan shall be referred to hereinafter as the “Grant Date” of such Option.
(b) Number of Shares. Each Initial Option shall entitle the Holder to purchase, in accordance with the terms of such Option and the Plan, 20,000 shares of Common Stock, subject to adjustment in accordance with Section 5.02 hereof. Each Subsequent Option shall entitle the Holder to purchase, in accordance with the terms of such Option and the Plan, 10,000 shares of Common Stock, subject to adjustment in accordance with Section 5.02 hereof. If, on the Grant Date of any Option, fewer shares of Common Stock remain available for grant than are necessary to permit the grant of Options to each person entitled to receive an Option on such date in accordance with the provisions of this Section 4.02, then (i) first, an Option covering an equal number of whole shares of Common Stock, up to 20,000 shares, shall be granted on such date to each Eligible Director who is to receive an Initial Option and (ii) thereafter, Options shall be granted to the remaining Eligible Directors then serving covering an equal number of whole shares of Common Stock and all such Options shall cover, in the aggregate, all remaining shares of Common Stock then available for grant under the Plan (or such smaller number as may be necessary to permit each such Option to cover an equal number of whole shares of Common Stock).
(c) Price. The price at which each share of Common Stock covered by an Option may be purchased pursuant to the Plan shall be the Fair Market Value of a share of Common Stock on the Grant Date of the Option.
(d) Option Period. Each option shall become exercisable in five equal annual installments on each of the first five anniversaries of such option’s “Grant Date.” The period within which each Option may be exercised shall expire on the seventh anniversary of such Grant Date (the “Option Period”), unless terminated sooner pursuant to Section 4.02(e) hereof.
(e) Termination of Service, Death, Etc. The following provisions shall apply with respect to the exercise of an Option granted hereunder in the event that the Holder thereof ceases to be a director of the Company for the reasons described in this Section 4.02(e):
(i) If the directorship of the Holder is terminated within the Option Period on account of any act of (a) fraud or intentional misrepresentation or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, the Option shall automatically terminate as of the date of such termination;
(ii) If the Holder dies during the Option Period while such Holder is a director of the Company (or during the additional three-month period provided by paragraph (iii) of this Section 4.02(e)), the Option may be exercised, to the extent that the Holder was entitled to exercise it at the date of the Holder’s death, within one year after such death (if within the Option Period), but not thereafter, by the executor or administrator of the estate of the Holder, or by the person or persons who shall have acquired the Option directly from the Holder by bequest or inheritance; or
(iii) If the directorship of the Holder is terminated for any reason (other than the circumstances specified in paragraphs (i) and (ii) of this Section 4.02(e)) within the Option Period, including a failure by the stockholders of the Company to reelect the Holder as a director, the Option may be exercised, to the extent the Holder was entitled to do so at the date of termination of the directorship, within three months after such termination (if within the Option Period), but not thereafter.

(f) Transferability. An Option granted under the Plan shall not be transferable by the Holder, otherwise than by will or pursuant to the laws of descent and distribution or with the consent of the Board, and during the lifetime of the Holder the Option shall be exercisable only by the Holder or his or her guardian or legal representative or by transferees of the Holders in such circumstances as the Board may approve.
(g) Requirement of Directorship. Except as provided in Section 4.02(e) hereof, an Option may not be exercised unless the Holder is at the time of exercise serving as a director of the Company, and, except as provided in Section 4.02(e) hereof, such Option shall terminate upon termination of the Holder’s service as a director of the Company.
(h) Exercise, Payments, Etc. Each Option granted hereunder may be exercised, in whole or in part, by the Holder thereof at any time or (with respect to partial exercises) from time to time during the Option Period, subject to the provisions of the Plan and the stock option agreement evidencing such Option, and the method for exercising an Option shall be by the personal delivery to the Secretary of the Company of, or by the sending by United States registered or certified mail, postage prepaid, addressed to the Company (to the attention of its Secretary), of, written notice signed by the Holder specifying the number of shares of Common Stock with respect to which such Option is being exercised. Such notice shall be accompanied by the full amount of the purchase price of such shares, in cash and/or by delivery of shares of Common Stock already owned by the Holder having an aggregate Fair Market Value (determined as of the date of exercise) equal to the purchase price, including an actual or deemed multiple series of exchanges of such shares. Any such notice shall be deemed to have been given on the date of receipt thereof (in the case of personal delivery as above-stated) or on the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as above-stated. In addition to the foregoing, promptly after demand by the Company, the exercising Holder shall pay to the Company an amount equal to applicable withholding taxes, if any, due in connection with such exercise. No shares of Common Stock shall be issued upon exercise of an Option until full payment therefor and for all applicable withholding taxes has been made, and a Holder shall have none of the rights of a shareholder until shares of Common Stock are issued to such Holder.
V. AUTHORIZED COMMON STOCK
5.01 Common Stock. The total number of shares as to which Options may be granted pursuant to the Plan shall be 1,000,000 shares of Common Stock, in the aggregate, except as such number of shares shall be adjusted from and after the Effective Date in accordance with the provisions of Section 5.02 hereof. If any outstanding Option under the Plan shall expire or be terminated for any reason, the shares of Common Stock allocable to the unexercised portion of such Option shall again be available for grant under the Plan.
5.02 Adjustments Upon Changes in Common Stock. In the event the Company shall effect a split of the Common Stock or a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the maximum number of shares as to which Options may be granted under the Plan shall be increased or decreased proportionately. In the event that before delivery by the Company of all the shares of Common Stock in respect of which any Option has been granted under the Plan, the Company shall have effected such a split, dividend or combination, the shares still subject to the Option shall be increased or decreased proportionately and the purchase price per share shall be increased or decreased proportionately so that the aggregate purchase price for all the then optioned shares shall remain the same as immediately prior to such split, dividend or combination.
In the event of a reclassification of the Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization, including a merger, consolidation or sale of assets, the Board shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares covered by the unexercised portions of Options theretofore granted under the Plan. The provisions of this Section 5.02 shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.
VI. GENERAL PROVISIONS
6.01 Termination of Plan. The Plan shall terminate whenever (whether before or after the Effective Date) the Board adopts a resolution to that effect. If not sooner terminated in accordance with the preceding sentence, the Plan shall wholly cease and expire on the tenth anniversary of the Effective Date. After termination of the Plan, no Options shall be granted under the Plan, but the Company shall continue to recognize, and perform its obligations with respect to, any Options previously granted.
6.02 Amendment of Plan. The Board may from time to time (whether before, on or after the Effective Date) amend, modify or suspend the Plan. Nevertheless, (a) no such amendment, modification or suspension shall impair any Options theretofore granted under the Plan or deprive any Holder of any shares of Common Stock which such Holder might have acquired through or as a result of the Plan, and (b) after the stockholders of the Company have approved and adopted the Plan in accordance with Section 6.04 hereof, no such amendment or modification shall be made without the approval of the holders of the outstanding shares of capital stock of the Company entitled to vote in the election of directors generally where such amendment or modification would (i) increase the total number of shares of Common Stock as to which Options may be granted under the Plan or decrease the exercise price at which Options may be granted under the Plan (other than as provided in Section 5.02 hereof), (ii) materially alter the class of persons eligible to be granted Options under the Plan, (iii) materially increase the benefits accruing to Holders under the Plan or (iv) extend the term of the Plan or the Option Period specified in Section 4.02(d) hereof.

Notwithstanding the foregoing, the provisions of the Plan relating to (a) the number of shares of Common Stock covered by, and the exercise price of, Options granted under the Plan, (b) the timing of grants of Options under the Plan and (c) the class of persons eligible to be granted Options under the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
6.03 Treatment of Proceeds. Proceeds from the sale of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.
6.04 Effectiveness. The Plan shall become effective as of the Effective Date, subject to and upon the receipt of shareholder approval by the affirmative votes of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware.
6.05 Section Headings. The section headings included herein are only for convenience, and they shall have no effect on the interpretation of the Plan.

ANNUAL MEETING OF STOCKHOLDERS OF
BRIGHAM EXPLORATION COMPANY
May 31, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
☐ Please detach along perforated line and mail in the envelope provided. ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☐
1. ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	O Ben M. Brigham
O David T. Brigham
O Harold D. Carter
☐	WITHHOLD AUTHORITY	O Stephen C. Hurley
	FOR ALL NOMINEES	O Stephen P. Reynolds
O Hobart A. Smith
☐	FOR ALL EXCEPT	O R. Graham Whaling
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

2.	Approval of the appointment of KPMG LLP as the Company’s Auditors for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
Approval of the amendment to the Company’s 1997 Director Stock Option Plan to increase the number of shares of Common Stock available under the Plan and to extend the date of termination to March 4, 2017.
		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	The transaction of such other Business as may properly come before the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the meeting.
The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BRIGHAM EXPLORATION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 31, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Ben M. Brigham and Eric E. Sigsbey, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Brigham Exploration Company to be held at 10:00 a.m. C.D.T. on May 31, 2007 at the Company’s offices at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas, 78730 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.
The Board of Directors recommends that you vote
FOR the election of all nominees for election to the Board of Directors, FOR Proposal 2 and FOR Proposal 3.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHAM EXPLORATION COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR PROPOSAL 2 AND FOR PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission and by applicable state laws.
(Continued, and to be marked, dated and signed, on the other side)